Yield10 Bioscience Signs Research Agreement with J. R. Simplot to Evaluate New Traits to Produce High Yielding, Sustainable Potato Crop

WOBURN, MA - Oct. 23, 2019 - Yield10 Bioscience, Inc. (Nasdaq:YTEN) today announced that it has signed a research agreement with Boise, Idaho-based J. R. Simplot Company, to evaluate three novel yield traits in potato. Under the agreement with Yield10, Simplot plans to conduct research with these yield traits within its research and development program as a strategy to improve crop performance and sustainability. In addition to the three-year, non-exclusive research agreement, Simplot was granted an option to negotiate an exclusive commercial license agreement.
The novel crop yield traits included in the research agreement are C3003, C3004 and C4001. In studies performed by Yield10 in greenhouse or field tests, these traits have shown a range of promising activities such as good agronomic performance, increased photosynthesis, increased seed yield, and/or increased biomass production. In 2019, Yield10 was granted a U.S. patent on C3003.
“Traits like improved crop yield and performance that Yield10 has discovered are also a key objective for Simplot as we pursue our goals of producing more sustainable crops,” said Susan Collinge, Ph.D., Vice President of Simplot Plant Sciences. “It is technology-driven innovations like the traits developed by Yield10 that may contribute to new solutions to meet growing global food demand by boosting crop performance of our products aimed at the consumer market.”
“We look forward to supporting the research team at Simplot as we enable a new approach for improving yield performance in potato,” said Kristi Snell, Chief Science Officer of Yield10 Bioscience. “Based on the activity we have reported in other crops, we believe our traits have significant potential for producing yield benefits in potato. Furthermore, the data generated in the program will help us continue to characterize the activity of our traits across a range of crop plants.”
“Working with major agriculture companies to test new traits identified using our GRAIN platform in crops of commercial significance is fundamental to our strategy of building paths to market for our traits,” said Oliver Peoples, Ph.D., President and Chief Executive Officer of Yield10 Bioscience. “While we are focusing our internal resources primarily on developing performance traits in canola and Camelina, we have successfully secured research agreements to evaluate traits with industry leaders in other crops, and we are very pleased to add Simplot, a world leader in potato development.”
Simplot processes potatoes and a variety of fruits and vegetables around the world. The company pursues a variety of solutions to try and improve crop yields and identify more sustainable agriculture methods.
Learn more about Innate Potatoes at www.innatepotatoes.com.

About Simplot
The J.R. Simplot Company, a privately held agribusiness firm headquartered in Boise, Idaho, has an integrated portfolio that includes phosphate mining, fertilizer manufacturing, farming, ranching and cattle production, food processing, food brands, and other enterprises related to agriculture. Simplot’s major operations are located in the U.S., Canada, Mexico, Australia, South America and China, with products marketed in more than 60 countries worldwide.
Learn more about Simplot at www.Simplot.com.
About Yield10 Bioscience
Yield10 Bioscience, Inc. is an agricultural bioscience company which uses its “Trait Factory” to develop high value seed traits for the agriculture and food industries to achieve step-change improvements in crop yield to enhance global food security and develop specialty crop products. Yield10 has an extensive track record of innovation based around optimizing the flow of carbon in living systems. The “Trait Factory” has two components: the “GRAIN” computational modeling platform, which is used to identify specific gene changes designed to improve crop performance, and the deployment of those changes into crops using genome-editing or traditional agricultural biotechnology approaches. The purpose of the “Trait Factory” is to engineer precise alterations to gene activity and the flow of carbon in plants to produce higher yields with lower inputs of land, water or fertilizer. Yield10 is advancing several yield traits it has developed in crops such as canola, soybean, rice, wheat and corn. Yield10 is headquartered in Woburn, MA and has an Oilseeds Center of Excellence in Saskatoon, Canada.
For more information about the Company, please visit the website and follow the Company on Twitter and LinkedIn.
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Safe Harbor for Forward-Looking Statements
This press release contains forward-looking statements which are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements in this release do not constitute guarantees of future performance. Investors are cautioned that statements in this press release which are not strictly historical, including, without limitation, that C3003, C3004 and C4001 may produce good agronomic performance, increased photosynthesis, increased seed yield and increased biomass production, that the traits developed by Yield10 may contribute to new solutions to meet growing global food demand by boosting crop performance, that Yield10 traits have significant potential for producing yield benefits in potato, and that the data generated in the Simplot program will help Yield10 continue to characterize the activity of its traits across a range of crop plants, constitute forward-looking statements. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including the risks and uncertainties detailed in Yield10 Bioscience's filings with the Securities and Exchange Commission. Yield10 assumes no obligation to update any forward-looking information contained in this press release or with respect to the matters described herein.

Contacts:
Yield10 Bioscience:
Lynne H. Brum, (617) 682-4693, LBrum@yield10bio.com

J.R. Simplot Company:
Josh Jordan, (208) 780-7228, josh.jordan@simplot.com

YTEN Investor Relations:
Bret Shapiro, (561) 479-8566, brets@coreir.com
Managing Director, CORE IR

Media Inquiries:
Eric Fischgrund, eric@fischtankpr.com
FischTank Marketing and PR